Exhibit 10.1

BIT DIGITAL | NASDAQ: BTBT

May 19, 2021

CONFIDENTIAL

Justin Zhu

[***]

New York, NY

By email: [***]

Re: Offer Letter

Dear Justin,

We are very pleased to offer you a position with Bit Digital USA, Inc. (the “Company”), a subsidiary of Bit Digital Inc. (“Bit Digital”). The terms of your proposed employment with the Company are set forth in Section I of this letter. This offer of at-will employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in Section II of this letter.

SECTION I

Set forth below are some of the important terms pertaining to your employment.

1.	You will be hired as a full-time Vice President of Finance. Your employment shall commence on a mutually determined date between you and your manager, which is tentatively July 5, 2021. In your capacity in this position, you will perform duties and responsibilities for the Company and its affiliates that are reasonable and consistent with such position, as may be assigned to you from time to time. You will report directly to Eric Huang, Chief Financial Officer, and Bryan Bullett, Chief Executive Office, or such other employee as may be designated by the Company, and you shall assume and discharge such duties for the Company and its affiliates as your manager may direct.

During your employment, you will devote your full-time attention to your duties and responsibilities and you will perform them in accordance with the Company’s standards of conduct, and be bound by the operating policies, procedures and practices of the Company and Bit Digital, as applicable.

2.	Your regular place of work will be the Company’s New York office at 33 Irving Place, New York, NY, 10003, although you may be required to work at any office or branch of Bit Digital. You will have the flexibility to work from home or remotely at the discretion of you and your manager. You acknowledge that you may be required to travel in connection with the performance of your duties.

33 Irving Place

New York, New York 10011

Justin Zhu, May 19, 2021

3.	In considerations of your services, your annualized salary will be $200,000.00 payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law. As an exempt employee, you acknowledge that your base salary is payment for all hours worked, and that you are not eligible to receive overtime pay or time off in lieu of pay for any work performed beyond regular business hours. By signing below, you acknowledge that you authorize that the Company pay you by direct deposit.

You will also be eligible to be awarded a discretionary bonus of up to 20% of your base salary per calendar year, so long as you are employed on (and have not given notice of your resignation of employment prior to) the applicable bonus payment date. Any discretionary bonus will be awarded at the sole discretion of the Company, in consultation with Bit Digital, taking into consideration individual and Company performance.

All payments paid pursuant to this Letter Agreement will be subject to applicable withholding taxes.

4.	You will be considered an exempt employee under the Fair Standards Act (FSLA) and NY law. The Company’s regular business hours are Monday through Friday, 9am to 6pm. You will receive 25 days of paid time off per year. These days include 5 days of paid sick time off and 20 vacation days per calendar year (pro rated for 2021). The Company will observe traditional bank holidays as paid time off subject to Company holiday policies in place from time to time.

During your employment with the Company, you will not engage in any other employment, occupation, consulting and/or business activities. You also will not engage in any other activities that conflict or interfere with your obligations to the Company; provided, however that the foregoing does not preclude you from participating in civic, religious, or charitable activities, so long as such activities do not conflict with or interfere with your duties to the Company.

5.	During your employment, you will be eligible to participate in the Company’s benefit plans and programs in effect from time to time, including group medical, dental, and vision insurance, and other fringe benefits as may be made available to other similarly situated employees as may be offered by the Company from time to time, in accordance with and subject to the eligibility and other provisions such plans and programs.

6.	You will be subject to all applicable employment and other policies of the Company, as outlined in the Employee Handbook and elsewhere, as the same may exist from time to time.

At-Will Employment: Your employment with the Company is “at-will” and thus you or the Company may terminate our employment relationship at any time, with or without cause or advanced notice. This cannot be modified by any understanding you may have of any verbal statements made by any representative of the Company in the interview or hiring process. The Company reserves the right, in its sole discretion, to change your compensation and/or employee benefits at any time on a prospective basis.

Justin Zhu, May 19, 2021

Section II

This offer is contingent upon:

A.	Verification of your right to work in the United States, as demonstrated by your completion of the 1-9 form upon hire and your submission of acceptable documentation (as noted on the 1-9 form) verifying your identity and work authorization within three (3) days of starting employment.

B.	Satisfactory completion of a background check.

C.	Your execution of a Restrictive Covenant Agreement to be provided prior to commencing employment. Please review this Agreement carefully as it contains confidentiality, inventions and non-competition/solicitation provisions applicable to you during and after your employment with the Company. You hereby represent that you are not bound by any agreement that would restrict or prevent you from accepting this offer of employment or performing the duties contemplated herein. You are not permitted to use or disclose any confidential information of any prior employer.

This offer will be withdrawn if any of the above conditions are not satisfied. Please do not resign from your current job until you have confirmation from the Company that these and all other conditions of this offer have been fulfilled to the Company’s satisfaction.

The terms and conditions set forth in this letter override anything said to you during your interview and any other discussions about your employment at the Company. Neither this letter nor any statements of any representative of the Company shall constitute a contract of employment. This letter is for informational purposes only and is not a binding contract.

Justin Zhu, May 19, 2021

All ofus at Bit Digital Inc are excited at the prospect of you joining our team. If you have any questions about the above details, please call me to discuss. If you wish to accept this position, please sign below and return this letter agreement to me. This offer is open for you to accept until the sooner of May 17, 2021 or its withdrawal in writing to you by the Company, at which time, if you have not accepted or rejected, it will be deemed to be withdrawn. We look forward to hearing from you.

Best regards,

/s/ Bryan Bullett
Bryan Bullett, CEO

[***]

[***]

My signature below indicates my acceptance of the terms herein and my acknowledgement that this is an at-will employment relationship subject to the satisfaction of the contingencies set forth in Section II of this letter above, in the sole discretion of the Company, and all other conditions hereof.

Signed:

/s/ Justin Zhu
Justin Zhu

Date: 5/20/2021